UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: June 23, 2014
Date of Earliest Event Reported: June 19, 2014

VERTEX ENERGY, INC.
(Exact name of registrant as specified in its charter)

Nevada	001-11476	94-3439569
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1331 Gemini Street
Suite 250
Houston, Texas 77058
(Address of principal executive offices)(Zip Code)

Registrant’s telephone number, including area code: (866) 660-8156

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[__]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[__]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[__]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[__]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

Effective June 19, 2014, Matthew Lieb resigned as Chief Operating Officer of Vertex Energy, Inc. (the “Company”, “we” and “us”) and David Peel was appointed as Chief Operating Officer of the Company.  It is anticipated that Mr. Lieb will continue providing services to the Company as the Vice President of Specialty Projects (a non-executive position).

Mr. Peel, age 64, has served as the Chief Operating Officer of Omega Holdings, LLC (“Omega Holdings”), which is engaged in the re-refining of base oil, since May 2012.  From 2000 to 2001 and from 2004 to April 2012, Mr. Peel served as the President of Peel Management Consulting (based in Chicago, Illinois), a used oil recycling consulting firm which provides business management and sales support to various privately held companies including a used industrial oil recycling company.  From 2001 to 2003, Mr. Peel served as Vice President of Oil Refining with Safety-Kleen Corporation (“Safety-Kleen”) where he provided direction and day-today management for the oil recovery division which had 280 employees and annual revenues of $150 million.  Mr. Peel helped increase revenues and improve profitability for Safety-Kleen as it emerged from Chapter 11 Bankruptcy in 2003. From 1995 to 1999 and 1989 to 1995, Mr. Peel served as the Divisional Vice President of Oil Recovery and Envirosystems for Safety-Kleen, where he managed two divisions with combined revenues of $175 million and a staff of 450.  From 1985 to 1995, Mr. Peel served in various positions with Safety-Kleen including General Manager (Breslau, Ontario, from 1985-1989), where he developed re-refining operations and procedures and Vice President of Manufacturing (Elgin, Illinois, from 1989-1995) where his duties included, among other things, managing two re-refineries, a process plant and two recycling plants.  From 1984 to 1985, Mr. Peel served as the Director of Operations for Breslube Enterprises (based in Buffalo, New York), a re-refining company where he managed that company’s re-refining operations.  From 1974 to 1984, Mr. Peel served as Project Engineer and Lead Project Engineer with various oil, chemical and gas companies in the United Kingdom and Canada.

Mr. Peel received a degree in Mechanical and Production Engineering from Manchester Polytechnic (now the University of Manchester, Institute of Science and Technology) in Manchester, England in 1974.   Mr. Peel is a Member of the Institution of Mechanical Engineers (UK) and a Chartered Engineer (UK).

As discussed above, Mr. Peel currently serves as Chief Operating Officer of Omega Holdings, which he also holds a limited ownership interest in.  On May 2, 2014, we completed the initial closing contemplated under an Asset Purchase Agreement entered into on March 17, 2014, and amended by the First Amendment dated April 14, 2014, Second Amendment dated April 30, 2014 and Third Amendment dated May 2, 2014 (as amended to date, the “Purchase Agreement”) by and among the Company, Vertex Refining LA, LLC and Vertex Refining NV, LLC, both wholly-owned subsidiaries of Vertex Operating, LLC (our wholly-owned subsidiary), and Omega Refining, LLC (“Omega Refining”), Bango Refining NV, LLC and Omega Holdings (collectively, “Omega” or the “sellers”).

Pursuant to the Purchase Agreement, we agreed to acquire certain of Omega’s assets related to (1) the operation of oil re-refineries and, in connection therewith, purchasing used lubricating oils and re-refining such oils into processed oils and other products for the distribution, supply and sale to end-customers and (2) the provision of related products and support services. Specifically, the assets included Omega’s Marrero, Louisiana and Bango, Nevada, re-refineries (which re-refine approximately 80 million gallons of used motor oil per year). The acquisition is to close in two separate closings, the first of which closed on May 2, 2014 and the second of which is expected to close on or around August 2014, subject to certain closing conditions being met prior to closing.

The purchase price paid at the initial closing was $30,750,000 in cash, 500,000 shares of our restricted common stock (valued at approximately $4 million) and the assumption of certain capital lease obligations and other liabilities relating to contracts and leases of Omega Refining. We also agreed to provide Omega a loan in the amount of up to approximately $13.8 million.

The sellers also have the right to earn additional earn-out consideration in the event certain EBITDA targets are met by the operations acquired in the closing(s), following such closing(s).

The Purchase Agreement, the terms and conditions thereof, the transactions affected at the initial closing and the transactions planned to occur at the final closing are described in greater detail in the Form 8-K filed by the Company with the Securities and Exchange Commission on May 6, 2014.

In connection with the initial closing, we hired Mr. Peel as an employee of the Company and we entered into an At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement (the “Employment Agreement”) and Retention and Noncompetition Agreement with Mr. Peel.

Pursuant to the Employment Agreement, Mr. Peel was employed on an “at-will” basis as an employee of Vertex Refining LA, LLC, an indirect wholly-owned subsidiary of the Company, we agreed to pay him an annual base salary of $300,000 per year, plus a yearly bonus in an amount of 100% of his base salary, of which 90% is non-discretionary.  Mr. Peel is also entitled to all fringe benefits regularly provided to other full-time employees of the Company (including health, dental and life insurance where applicable).  In the event the Company terminates Mr. Peel’s employment without Cause (as defined below), Mr. Peel is due any base salary earned and not yet paid to him, plus two months of additional base salary as severance pay, reimbursement for any unpaid business expenses incurred and all other benefits accrued and vested through the termination date (provided that Mr. Peel is required to enter into a Separation and Release Agreement with the Company as a condition to receiving such severance pay).  “Cause” under the Employment Agreement includes Mr. Peel’s conviction of, or a plea of guilty or nolo contendere to any felony or crime involving moral turpitude, any intentional or willful misappropriation of Company funds or property, any violation of the Retention and Noncompetition Agreement (described below) or certain  other terms and conditions of the Employment Agreement, any material failure of Mr. Peel to perform the duties reasonably assigned to him or any other intentional, fraudulent or gross misconduct by Mr. Peel which causes injury to the Company.  The Employment Agreement contains standard confidentiality, assignment of inventions and ‘work for hire’, and arbitration provisions.

Pursuant to the Retention and Noncompetition Agreement we agreed to pay Mr. Peel $150,000 as a retention bonus (with 50% payable upon the effective date of the initial closing of the Omega acquisition and 50% payable six months thereafter (assuming Mr. Peel has remained in continuous employ of the Company during such period)) and he agreed not to compete against us for two months from the date he is no longer employed by the Company (or any affiliate of the Company)(as described in the agreement) and to not solicit any employees or consultants of, or solicit employment from, any person who performs or performed services for the Company (subject to certain exceptions and as described in greater detail in the agreement) for a period of six months following such termination of employment.

The foregoing descriptions of the Employment Agreement and Retention and Noncompetition Agreement do not purport to be complete and are qualified in their entirety by reference to the Employment Agreement and Retention and Noncompetition Agreement, copies of which are attached to this Current Report on Form 8-K as Exhibit 10.1 and Exhibit 10.2, respectively, and incorporated herein by reference.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

Exhibit No.	Description

10.1*	At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement with David Peel (April 2014)
10.2*	Retention and Noncompetition Agreement with David Peel (April 2014)

* Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned, hereunto duly authorized.

VERTEX ENERGY, INC.

Date: June 23, 2014	By: /s/ Chris Carlson
Chris Carlson
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1*	At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement with David Peel (April 2014)
10.2*	Retention and Noncompetition Agreement with David Peel (April 2014)

* Filed herewith.